PowerShares Actively Managed Exchange-Traded Fund Trust

Amendment No. 1 to the Declaration of Trust

A trust known as PowerShares Actively Managed Exchange-Traded Fund Trust (the “Trust”) was created by an Agreement and Declaration of Trust dated November 7, 2007 (the “Declaration”). Pursuant to the authority granted by Article XI, Section 11.1 of the Declaration, the following amendment to the Declaration is hereby adopted, effective as of June 4, 2018:

Article I, Section 1.1 is amended to read as follows:

Section 1.1. Name. This Trust shall be known as “Invesco Actively Managed Exchange-Traded Fund Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

(signature page follows)

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 19th day of April, 2018.

/s/ Ronn R. Bagge Ronn R. Bagge, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Yung Bong Lim Yung Bong Lim, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Todd J. Barre Todd J. Barre, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Philip M. Nussbaum Philip M. Nussbaum, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Kevin M. Carome Kevin M. Carome, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Gary R. Wicker Gary R. Wicker, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515

/s/ Marc M. Kole Marc M. Kole, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515	/s/ Donald H. Wilson Donald H. Wilson, as Trustee 3500 Lacey Road, Suite 700 Downers Grove, Illinois 60515